Exhibit 10.2

STEADYMED LTD.

AMENDMENT NO. 1 TO WARRANT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Warrant, dated as of [•], issued to [•] (including any permitted transferee or assignees of such Warrant, the “Warrant Holder”) and representing a right to subscribe for the purchase from SteadyMed Ltd., an Israeli incorporated company (the “Company”), [•] Shares at a price per Share equal to the Exercise Price, (the “Warrant”), is entered into as of April [•], 2018, by and between the Warrant Holder and the Company. The Warrant is one of a series of warrants issued by the Company in connection with a financing that was consummated April 25, 2017 (collectively, the “2017 Warrants”) pursuant to the Subscription Agreement, dated as April 20, 2017, among the Company and the Participants party thereto (the “Subscription Agreement”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Warrant.

WHEREAS, the Warrant Holder and the Company desire to amend the Warrant such that, in the event of a Specified Corporate Reorganization (as defined below), the terms of this Amendment and not Section 5(c) of the Warrant shall control; and

WHEREAS, the Warrant can be modified or amended or the provisions thereof waived with the written consent of the Warrant Holder and the Company.

NOW THEREFORE, the Warrant Holder and the Company agree as follows:

Section 1.                                           Specified Corporate Reorganization. In the event of the consummation of a Specified Corporate Reorganization, Section 5(c) of the Warrant shall be null and void and shall not apply, the Warrant shall not be assumed by an Acquirer and the Warrant Holder shall not have any rights to purchase shares of Acquirer pursuant to the Warrant, and instead the Warrant shall be cancelled and converted into the right of the Warrant Holder to receive, in full satisfaction of the Company’s obligations under Section 5 of the Warrant, a cash payment equal to $2.33 for each Warrant Share (subject to appropriate adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the date hereof) then issuable upon exercise of the Warrant (subject to Section 2 below, the “Specified Corporate Reorganization Warrant Consideration”). Such payment shall be made by Acquirer or its designee as promptly as practicable after consummation of the Specified Corporate Reorganization. Upon payment by Acquirer or its designee of the Specified Corporate Reorganization Warrant Consideration, the Warrant Holder shall have no further rights under the Warrant and will not be entitled to receive any future or contingent consideration with respect to the Warrant, and neither the Company nor Acquirer shall have any further obligations under or with respect to the Warrant or the Subscription Agreement. For purposes of this Amendment, the term “Specified Corporate Reorganization” shall mean a Corporate Reorganization effected in accordance with a definitive agreement entered into by the Company no later than April 30, 2018 (the “Specified Corporate Reorganization Agreement”) and consummated no later than December 31, 2018 (the “Outside Date”) pursuant to which (a) the Company is merged or consolidated with, sold to or otherwise combined with Acquirer (but not, for the avoidance of doubt, a sale of assets) and (b) the Company’s equityholders (including any holders of options, restricted share units, the 2017 Warrants, the warrants issued by the Company in connection with a financing that was consummated on August 4, 2016 pursuant to the Subscription Agreement, dated as July 29, 2016, or other derivative securities convertible into Shares) (collectively, the “Company Equityholders”) receive (i) cash at closing in an aggregate amount equal to $141 million; and (ii) contingent value rights entitling the Company Equityholders to receive additional cash consideration in an aggregate amount of no more than $75 million if and when certain milestones with respect to products under development by the Company are achieved.

Section 2.                                           Other Agreements. If at any time prior to the consummation of the Specified Corporate Reorganization, the Company or Acquirer (directly or indirectly through a subsidiary of the Company or Acquirer) enters into a written agreement (or otherwise agrees) with any other holder(s) of 2017 Warrants to purchase, assume, exchange or extinguish 2017 Warrants and the value of the consideration, whether cash or non-cash, or the value of the exchanged security, at the time of consummation of such purchase, assumption, exchange or extinguishment (the “Alternate Price”) is or will be more than $2.33 for each Warrant Share (subject to appropriate adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the date hereof) and/or such purchase, assumption, exchange or extinguishment is or will be otherwise on terms more favorable in any material respect to any such other holder(s) than the terms applicable to the Warrant Holder hereunder and the Warrant as amended hereby ( “Other More Favorable Terms”), then the Company shall promptly provide notice thereof to the Warrant Holder (the “Amendment Notice”) and the Specified Corporate Reorganization Warrant Consideration shall automatically be increased to be equal to the Alternate Price, as applicable, and this Amendment shall be automatically amended without further action by any of the parties to this Amendment to provide the Warrant Holder with such Other More Favorable Terms, as applicable (except to the extent the Warrant Holder notifies the Company in writing within five (5) calendar days of the Warrant Holder’s receipt of the Amendment Notice that the Warrant Holder rejects any such Other More Favorable Terms).

Section 3.                                           Representations and Warranties. The Warrant Holder and the Company each represent and warrant to the other that it has all requisite corporate or similar power and authority to enter into this Amendment, and this Amendment has been duly and validly executed and delivered by it. The Company represents and warrants that, as of the date of this Amendment, neither the Company nor Acquirer (nor any subsidiary of the Company or Acquirer) has entered into any written agreement (or otherwise agreed) with any other holder(s) of 2017 Warrants to purchase, assume, exchange or extinguish 2017 Warrants where the value of the consideration, whether cash or non-cash, or the value of the exchanged security, at the time of consummation of such purchase, assumption, exchange or extinguishment is or will be more than $2.33 for each Warrant Share (subject to appropriate adjustment for stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the date hereof) and/or such purchase, assumption, exchange or extinguishment is or will be otherwise on terms more favorable in any material respect to any such other holder(s) than the terms applicable to the Warrant Holder hereunder and the Warrant as amended hereby. The Warrant Holder represents and warrants to the Company that (a) it is the record and beneficial holder of the Warrant (b) prior to the date hereof, it has not Transferred any of its rights under the Warrant and (c) it has no outstanding obligations to Transfer the Warrant.

Section 4.                                           Miscellaneous.

(a)                                 Continued Effect. Except as specifically amended and modified herein, the Warrant shall remain in full force and effect as originally issued. The Company’s obligations hereunder and under the Warrant, as amended hereby, shall survive the Company’s entry into the Specified Corporate Reorganization Agreement and the consummation of the Specified Corporate Reorganization Agreement, and the Company shall not consummate the Specified Corporate Reorganization unless the Warrant shall have been provided with such assurances, reasonably acceptable to the Warrant Holder, that the Specified Corporate Warrant Reorganization Consideration shall be timely paid by the Company or the Acquirer to the Warrant Holder in accordance herewith. This Amendment and the amendment of the Warrant contemplated hereby shall terminate and be of no further force or effect (i.e., the Warrant shall remain in full force and effect as originally issued, without giving effect to the amendment thereof contemplated hereby) if the Specified Corporate Reorganization Agreement is not entered into on or prior to April 30, 2018 or the Specified Corporate Reorganization is not consummated on or prior to the Outside Date (the date of any such termination, the “Termination Date”).

(b)                                 Confidentiality. The Company and the Warrant Holder agree that the existence of and the terms of this Amendment constitute “Confidential Information” under that certain letter agreement dated [•] between the Company and the Warrant Holder regarding the use and disclosure of certain non-public information and regarding various related matters; provided, however that the existence of and the terms of this Amendment shall not constitute Confidential Information at any time after the earliest of the Termination Date, the date of the 8-K Filing and the 8-K Filing Deadline (each as defined below). On or before 8:30 a.m., New York time, on the second (2nd) Business Day after the date the Company enters into the Specified Corporate Reorganization Agreement (the “8-K Filing Deadline”), the Company shall file a Current Report on Form 8-K describing all the material terms of this Amendment and the Specified Corporate Reorganization Agreement, and attaching this Amendment and the Specified Corporate Reorganization Agreement (the “8-K Filing”). The Company expressly acknowledges and agrees that, following the earliest of the Termination Date, the date of the 8-K Filing and the 8-K Filing Deadline, neither the Warrant Holder nor any of its Affiliates shall have any duty of trust or confidence with respect to, or a duty not to trade on the basis of, any information regarding the Company or its securities.

(c)                                  Entire Agreement. This Amendment, the Subscription Agreement and the Warrant constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto (including any prior amendments to the Warrant) are expressly canceled. Except for the representations, warranties and covenants expressly set forth in the Warrant, the Subscription Agreement and this Amendment, none of the Company, the Warrant Holder or either of their Affiliates or any other Person has made or makes any representation, warranty or covenant, written or oral, express or implied, with respect to the Specified Corporate Reorganization or other matters contemplated hereby or in connection herewith.

(d)                                 Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.

(e)                                  Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart of this Amendment may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed by its authorized signatory as of the day and year first above written.

SteadyMed Ltd., an Israeli incorporated company

By
Name: Jonathan Rigby
Title: President and Chief Executive Officer

[NAME OF WARRANT HOLDER]

By
Name:
Title: